Kingery & Crouse, P.A.
Certified Public Accountants


September 12, 2005

Office of the Chief Accountant
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  East Delta Resources Corp. (the "Company") Form 8K, dated July 27, 2005

Dear Sirs/Madams:

We have read the statements in Item 4.02 of the Current Report on Form 8-K, dated July 27, 2005, and offer the following comments.

     o We were contacted by the Company to discuss the conclusions of Malone and Bailey PC regarding their conclusion that the treatment of the acquisition, included in certain interim financial statements, was not a reverse merger but rather a business combination.

     o After reviewing additional information gathered during Malone and Bailey's audit, reviewing and listening to their conclusions, we agreed that the accounting treatment contained in the interim financial statements could be in error. But we also concluded that such error on the Company's financial position would not be material as this reclassification's effect on the balance sheet would merely be a change to the items within the Company's equity section and would not change net equity. Furthermore we recognized that there might be a need to record a non-cash expense for the share issuance, however this would have been a paper transaction not affecting net equity either. Because of this, we determined that any further investigation or research by our firm would not add significant value to the Company in their efforts to file its Form 10KSB as any additional work we might perform would add costs and possibly delay the Company's filings. Additionally, we agreed to provide our audit opinion for the periods ended December 31, 2003 as the periods audited by our firm were not affected by the Company's decision to reclassify the transaction as a business combination.

Please feel free to contact us if you desire additional information.

Sincerely,

/s/ Kingery & Crouse, P.A.






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